Exhibit 10.32

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***]

EXECUTION VERSION
CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

IVERIC BIO GENE THERAPY LLC

and

OPUS GENETICS INC.

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Net Sales Definition	8
Article II PURCHASE AND SALE		12
2.1	Purchase and Sale of Assets	12
2.2	Assumption of Liabilities	12
2.3	Retained Liabilities	12
2.4	Purchase Price	12
2.5	Confidentiality Obligations	13
2.6	Freedom to Operate License	13
Article III PAYMENTS		13
3.1	Upfront Fee	13
3.2	Equity	13
3.3	Milestones	13
3.4	Earn-out	14
3.5	Financial Records	15
3.6	Audits	15
3.7	Tax Matters	16
3.8	Foreign Derived Intangible Income Deduction	17
3.9	Currency Exchange	17
3.10	Late Payments	17
3.11	Blocked Payments	17
3.12	Prohibitions on Payments	17
Article IV IVERIC COVENANTS		17
4.1	Technology Transfer; Transition Assistance	18
4.2	Patent Matters	18
4.3	Regulatory Documentation	18
4.4	Manufacturing	18
4.5	Noncompetition Covenant	19
4.6	Deliverables	19
4.7	Debarment	19
Article V OPUS COVENANTS		19
5.1	Diligence	19
5.2	Discontinuation of Manufacturing Patent	20
5.3	Right of First Refusal	21
Article VI REPRESENTATIONS AND WARRANTIES; COVENANTS		21
6.1	The Parties’ Representations and Warranties	21
6.2	Iveric’s Representations and Warranties	23
Article VII INDEMNIFICATION		24
7.1	Iveric Indemnity	24
7.2	Opus Indemnity	25

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7.3	Indemnification Procedure	25
7.4	Limitation of Liability; Exclusion of Damages; Disclaimer	26
Article VIII DISPUTE RESOLUTION		28
8.1	Resolution by Executives	28
8.2	Arbitration	28
Article IX GENERAL PROVISIONS		29
9.1	Governing Law	29
9.2	Assignment	29
9.3	Headings; Rules of Construction	29
9.4	No Implied Waiver	30
9.5	Notices	30
9.6	Severability	30
9.7	Entire Agreement	31
9.8	Amendment; Waiver	31
9.9	Counterparts	31
9.10	Agency	31
9.11	Further Actions	31
9.12	Compliance with Laws	31
9.13	Press Release	32

Schedule 1.41 – Excluded Assets

Schedule 1.51 – IC-100

Schedule 1.56 - IC-200

Schedule 3.2.1 – Stock Issuance Agreement

Schedule 4.4.1 – Existing Inventory

Schedule 4.4.2 – Product Candidate SOWs

Schedule 4.6 – Assignment of Patent Rights

Schedule 6.2 – Disclosure Schedule

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (together with all Schedules, this “Agreement”), effective as of December 23, 2022 (the “Effective Date”), is by and between IVERIC bio Gene Therapy LLC, a Delaware limited liability company with a place of business at 8 Sylvan Way, Parsippany, NJ 07054 (“Iveric”) and Opus Genetics Inc. a Delaware corporation with a place of business at 8 Davis Drive, Suite 220, Durham, NC 27709 (“Opus”).

RECITALS

WHEREAS, Opus is engaged in the research, development and commercialization of gene therapy products for inherited retinal diseases (“IRDs”);

WHEREAS, Iveric has been developing the gene therapy product candidates known as IC-100 and IC-200 (as further defined below, the “Product Candidates”) for the treatment of certain IRDs; and WHEREAS, Iveric has agreed to sell, and Opus has agreed to purchase, the Product Candidates and all related assets (as defined below, the “Purchased Assets”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms as used in this Agreement will have the meanings set forth in this ARTICLE I:

1.1          “AAA” has the meaning set forth in Section 8.2.

1.2          “AAA Rules” has the meaning set forth in Section 8.2.

1.3          “Acquirer” means: (a) any Third Party that controls (within the meaning set forth in the definition of Affiliate) Iveric pursuant to a Change of Control of Iveric; and (b) the Affiliates of any such Third Party other than any such Affiliate that was, immediately prior to such Change of Control, an Affiliate of Iveric.

1.4          “Acting Party” has the meaning set forth in Section 3.7.1.

1.5        “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means the direct or indirect ownership of at least fifty percent (50%) of the shares or other equity interests of the subject entity entitled to vote in the election of directors, or in any case of an entity that is not a corporation, for the election of the corresponding managing authority.

1.6          “Agreement” has the meaning set forth in the preamble.

1.7        “Annual Net Sales” means, in relation to a Product, the total Net Sales of such Product sold by Opus or its Affiliates or Product Licensees during the applicable Earn-out Period in a particular Calendar Year.

1.8          “Anti-Dilution Shares” has the meaning set forth in Section 3.2.2.

1.9         “Assigned License Agreements” means the IC-100 License Agreement, the IC- 100 Short Promoter License Agreement and the IC-200 License Agreement.

1.10        “Assumed Liabilities” has the meaning set forth in Section 2.2.

1.11        “Auditor” has the meaning set forth in Section 3.6.1.

1.12       “Autosomal Dominant BEST1-Related IRD” means a BEST1-Related IRD in which the deficiency in BEST1 is autosomal dominant.

1.13       “Autosomal Recessive BEST1-Related IRD” means a BEST1-Related IRD in which the deficiency in BEST1 is autosomal recessive.

1.14        “BEST1-Related IRD” means an IRD characterized by one or more mutations in the bestrophin-1 (“BEST1”) gene.

1.15        “BEST1” has the meaning set forth in Section 1.14.

1.16        “BEST1 Sponsored Research Agreement” means: (a) the Sponsored Research Agreement between Iveric and the University of Florida Board of Trustees dated March 3, 2020, as amended; and (b) the Master Sponsored Research Agreement between Iveric and The Trustees of the University of Pennsylvania dated October 30, 2018, as amended by the Amendment No. 1 to Master Sponsored Research Agreement, dated October 1, 2019.

1.17        “Business Day” means a day other than Saturday, Sunday or a holiday regularly recognized by either Party.

1.18        “Calendar Quarter” means any of the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of any Calendar Year.

1.19        “Calendar Year” means each interim period of twelve (12) months commencing on January 1 and ending on December 31.

1.20      “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party, other than any acquisition of any voting security directly from the Company for bona fide capital raising purposes; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction, owning less than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.21        “Claim” has the meaning set forth in Section 7.1.

1.22       “Clinical Trial” means any human clinical trial in which a Product is administered and generally consistent with 21 C.F.R. § 312.21 (or the non-U.S. equivalent thereof).

1.23     “Commercialization” means all activities related to the commercial exploitation of products for treatment, prevention, palliation and cure of human diseases or conditions, including importation, exportation, marketing, promotion, distribution, pre-launch, launch, sale, offering for sale of a product. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

1.24      “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement by and between IVERIC bio, Inc., a Delaware corporation, and Opus dated as of April 27, 2022.

1.25       “Control” or “Controlled” means, with respect a Person and any Information or other Intellectual Property, that such Person owns or has the ability (whether by license or otherwise) to grant a license, sublicense, access or right to use under or to such Information or other Intellectual Property.

1.26      “Cover” means, with respect to any Patent and a Product or Product Candidate, that the Exploitation of such Product or Product Candidate would infringe a claim of such Patent (with claims in patent applications treated as if issued) in the applicable country where such activity occurred without a license thereunder. “Covering” and “Covered by” have correlating meanings.

1.27      “Damages” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

1.28       “Deal” means the occurrence of any of the following with respect to Opus: (a) any sale, transfer or other disposition of all or substantially all of the assets of Opus primarily relating to either or both of the Product Candidates or Products; or (b) any license or transfer of rights pursuant to which a Person (other than a distributor or similar Person) obtains the right to Commercialize any Product in (x) the EU, provided that at such time Iveric or any Iveric Affiliate has an ophthalmic salesforce in the EU or (y) the United States (in each case, ((x) and (y)), whether alone or including other countries or jurisdictions); or (c) any other transaction or series of transactions that has the substantial effect of any of the foregoing; provided, however, that “Deal” excludes a Change of Control of Opus.

1.29        “Deal Disclosure” has the meaning set forth in Section 5.3.1.

1.30        “Defense Election Notice” has the meaning set forth in Section 7.3.1.

1.31       “Development” means all activities related to the development of a product for treatment, prevention, palliation and cure of human diseases or conditions and obtaining Marketing Authorization(s) for a product, including all activities related to research, development, pre-clinical testing, pre-clinical toxicology, pre-clinical pharmacokinetics, pre-clinical pharmacodynamics, stability testing, toxicology, formulation, clinical trials, regulatory affairs, statistical analysis, report writing, Manufacturing process scale up (including registration batches/process validation, engineering studies qualification and validation, process validation, characterization and stability, scale and technology transfer to CMOs), qualification and validation activities, quality assurance/quality control development and Regulatory Filing creation and submission related to obtaining Marketing Authorization(s) for a product, and all other all activities directed to obtaining Marketing Authorization(s) or Reimbursement Approval(s). “Develop” has correlating meaning.

1.32        “Disclosure Schedule” has the meaning set forth in Section 6.2.

1.33        “Dispute” has the meaning set forth in Section 8.1.

1.34        “Dominant Disease” means Autosomal Dominant BEST1-Related IRD or RHO-adRP.

1.35       “Earn-out Period” means, on a Product-by-Product and country-by-country basis, the period beginning on the Effective Date and ending on that latest to occur of: (a) fifteen (15) years following First Commercial Sale of such Product in such country; and (b) the expiration of all applicable Regulatory Exclusivity periods with respect to such Product in such country.

1.36        “Effective Date” has the meaning set forth in the preamble.

1.37        “Election Time Period” has the meaning set forth in Section 7.3.1.

1.38        “EMA” means the European Medicines Agency or any successor agency or agencies thereto.

1.39       “Encumbrance” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, license, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, the Assigned License Agreements are not deemed to be Encumbrances.

1.40      “European Union” or “EU” means all countries of the European Union, as may be included from time to time; provided, however, that, as used in this Agreement, EU will at all times be deemed to include France, Germany, Italy, Spain and the United Kingdom.

1.41        “Excluded Assets” means those assets set forth in Schedule 1.41.

1.42       “Executive Officers” means: (a) Iveric’s Chief Business & Strategy Officer; or (b) Opus’ Chief Executive Officer; or, in either case, another individual of equal or greater seniority in such Party’s organization as designated by a Party by written notice.

1.43        “Existing Inventory” has the meaning set forth in Section 4.4.

1.44       “Exploit” or “Exploitation” means to make, have made, use, sell, offer for sale, import, distribute, have distributed, export, Develop, Manufacture, Commercialize or otherwise exploit.

1.45        “FCPA” means the Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1, et. Seq.).

1.46        “FDA” means the U.S. Food and Drug Administration or any successor agency or agencies thereto.

1.47        “FDCA” means the United States Food, Drug and Cosmetic Act, as amended (21 U.S.C. §§ 301, et seq.).

1.48        “Financing Threshold” has the meaning set forth in Section 3.2.2.

1.49          “First Commercial Sale” means the first transfer or sale of any Product by Opus or any of its Affiliates or Product Licensees to a Third Party that is not a Product Licensee following the grant of a valid and enforceable Regulatory Approval.

1.50       “Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

1.51        “IC-100” means any product candidate described in Schedule 1.51, including any improvement, enhancement, modification or derivative of any such product candidate.

1.52       “IC-100 License Agreement” means the Exclusive License Agreement with Know-How by and among Institution Licensors and Iveric (formerly, Ophthotech Corporation) dated June 6, 2018, as amended.

1.53      “IC-100 Patent Rights” means “Patent Rights” as defined in the IC-100 License Agreement and IC-100 Short Promoter License Agreement.

1.54        “IC-100 Product” means any Product comprising IC-100 as the Product Candidate.

1.55        “IC-100 Short Promoter License Agreement” means the Non-Exclusive License Agreement by and between The University of Florida Research Foundation, Incorporated, and Iveric dated as of August 17, 2022.

1.56        “IC-200” means any product candidate described in Schedule 1.56, including any improvement, enhancement, modification or derivative of any such product candidate.

1.57       “IC-200 License Agreement” means the Exclusive License Agreement with Know-How by and among Institution Licensors and Iveric (formerly, Ophthotech Corporation) dated April 10, 2019, as amended.

1.58        “IC-200 Patent Rights” means “Patent Rights” as defined in the IC-200 License Agreement.

1.59        “IC-200 Product” means any Product comprising IC-200 as the Product Candidate.

1.60       “Indebtedness” of any Person means, without duplication: (a) the principal of and accrued interest, premiums, penalties and other fees and expenses (if any) required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (i) indebtedness of such Person for money borrowed or (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of the type referred to in clause (a) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety, including any guarantee of such obligations; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (d) any obligations under finance leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; and (e) all Liabilities related to any defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of any employee and deferred compensation Liabilities, together in each case, with any associated employer payroll Taxes.

1.61        “Indemnitee” has the meaning set forth in Section 7.3.1.

1.62        “Indemnitor” has the meaning set forth in Section 7.3.1.

1.63      “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), regulatory dossiers and submissions, dosing information, marketing reports, expertise, test data (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), Manufacturing know-how and data, analytical and quality control data, stability data, clinical study data, other study data and procedures.

1.64      “Initial Public Offering” means (a) the initial public offering by Opus of its common stock, (b) a business combination involving Opus and a publicly listed company, whether by merger, consolidation, stock purchase, asset sale or otherwise that results in shares of common stock or similar securities of Opus, its successor, the combined company or a new parent company or other entity that owns or controls Opus and issued to Opus shareholders being listed on a national securities exchange, or (c) the listing of Opus’ common stock on a national securities exchange).

1.65       “Institution Licensor” means, as the context requires, The Trustees of the University of Pennsylvania or The University of Florida Research Foundation, Incorporated.

1.66       “Institution Licensors” means both The Trustees of the University of Pennsylvania and The University of Florida Research Foundation, Incorporated.

1.67       “Intellectual Property” means all intellectual property rights and other proprietary rights in any jurisdiction throughout the world including: (a) Patents; (b) inventions, trade secrets, know-how and other confidential or proprietary Information; (c) copyrights and copyright applications, copyrightable works, moral rights, rights of paternity or integrity or similar rights; (d) Trademarks; (e) registrations and applications for any of the foregoing; (f) data, results and reports related to any clinical trial, whether published or unpublished; (g) any additions, advances, changes, derivatives, improvements, enhancements, refinements or modifications made to any of the foregoing; and (h) all other intellectual property, including all applications for (and rights to apply for and be granted) renewals or extensions of, and rights to claim priority from, such rights.

1.68        “Iveric Indemnitees” has the meaning set forth in Section 7.2.

1.69       “Knowledge” means the actual knowledge of: (a) with respect to Opus, its Chief Executive Officer; and (b) with respect to Iveric, its President and General Counsel; in either case, (a) or (b), after performing reasonable inquiry of the employees of the specified Party having responsibilities with respect to the relevant subject matters.

1.70       “Law” means all laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including all such laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements pertaining to the pharmaceutical industry or the healthcare industry and all anti-bribery or anti-corruption laws, including the FDCA and the FCPA and their implementing regulations and all foreign equivalents thereof.

1.71        “Less Favorable Terms” means [***].

1.72        “Liabilities and Obligations” means all known or unknown losses, liabilities and obligations, including any and all claims for Damages.

1.73     “Manufacture” means all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control, in each case as applicable to a product. “Manufacturing” has correlating meaning.

1.74       “Manufacturing and Storage Agreements” means: (a) the GMP Manufacturing and Testing Services Agreement between Catalent Maryland, Inc. (formerly, Paragon Bioservices, Inc.) (“Catalent”) and Iveric dated as of February 5, 2019 (“Catalent MSA”); (b) the agreement between Catalent and Iveric dated October 30, 2019, entitled “Analytical Testing of Non-GMP rAAV Material”; (c) the Biostorage Master Services Agreement between Azenta US (formerly Biostorage Technologies, Inc.) and IVERIC bio, Inc. (formerly Ophthotech Corporation) dated October 30, 2013 (the “Azenta Agreement”); and (d) Master Services Agreement between Fisher BioServices, Inc. and IVERIC bio, Inc., dated July 16, 2021.

1.75        “Manufacturing Patent” has the meaning set forth in Section 5.2.

1.76     “Marketing Authorization” means the authorizations and approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction (including the FDA and EMA) that are necessary to market, sell or otherwise Commercialize a product for treatment, prevention, palliation and cure of human diseases or conditions in such country or regulatory jurisdiction.

1.77        Net Sales Definition.

1.78        1.77.1 “Net Sales” means [***].“Non-Acting Party” has the meaning set forth in Section 3.7.1.

1.79        “Opus” has the meaning set forth in the preamble.

1.80        “Opus Indemnitees” has the meaning set forth in Section 7.1.

1.81        “Opus Initiated Process” has the meaning set forth in Section 5.3.1.

1.82        “Party” and “Parties” has the meaning set forth in the preamble.

1.83       “Patent” means: (a) letters patent (or other equivalent legal instrument), including utility and design patents, and including any extension, substitution, registration, confirmation, reissue, re-examination, supplementary protection certificate or renewal thereof; (b) applications for letters patent, a provisional application, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications; and (c) all foreign or international equivalents of any of the foregoing in any country.

1.84       “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, association or other entity.

1.85       “Pivotal Clinical Trial” means a Clinical Trial that: (a) is designed to establish that a Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed; and (b) is a registrational trial designed to, alone or with one or more additional Clinical Trials, be sufficient to support the filing of an application for a Regulatory Approval for such Product in an applicable country or jurisdiction or some or all of an extra-national territory.

1.86       “Product” means any product comprising a Product Candidate, in any form, dose, formulation or method of administration, whether alone or in combination with other substances.

1.87        “Product Candidate” means IC-100 or IC-200. “Product Candidates” means both IC-100 and IC-200.

1.88        “Product Candidate SOWs” has the meaning set forth in Section 4.4.2.

1.89      “Product Data and Documentation” means: (a) all Information Controlled by Iveric as of the Effective Date that is exclusively used by Iveric for the Exploitation of Products and Product Candidates; and (b) all Regulatory Documentation related to the Product Candidates.

1.90      “Product License” means any agreement or arrangement, whether oral or written, pursuant to which Opus or any of its Affiliates or Product Licensees grants a Third Party any express or implied right (including any assignment of rights in the Product Candidates or Products, license, sublicense or covenant not to sue) to Commercialize any Product. Without limiting the foregoing, a Product License includes any further license, sublicense, assignment or other transfer of any Product Licensee’s rights with respect to the Products.

1.91       “Product Licensee” means any Third Party that receives a license, sublicense, assignment or other right to Commercialize any Product under a Product License.

1.92       “Product Patent Rights” means all Patents Controlled by Iveric as of the Effective Date that Cover Exploitation of Product Candidates in any country or region throughout the world. Without limiting the foregoing, Product Patent Rights include the IC-100 Patent Rights and the IC-200 Patent Rights.

1.93        “Proposed Deal” has the meaning set forth in Section 5.3.2(a).

1.94       “Purchased Assets” means all assets Controlled by Iveric as of the Effective Date that are used by Iveric as of the Effective Date exclusively for the Exploitation of the Product Candidates. Without limiting the foregoing, Purchased Assets include: (t) the Product Candidates; (u) the Product Patent Rights; (v) the Existing Inventory; (w) the Assigned License Agreements; (x) the BEST1 Sponsored Research Agreements; (y) the Manufacturing and Storage Agreements (as and to the extent described in Section 4.4.2); and (z) the Product Data and Documentation. Notwithstanding anything to the contrary set forth in this Agreement, the Purchased Assets exclude the Excluded Assets.

1.95       “Regulatory Approval” means the approvals (including Reimbursement Approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary to commercially distribute, sell or market a product in a country.

1.96      “Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity and any other agencies in any country involved in the granting or receipt of Regulatory Approvals.

1.97      “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any governmental authority with respect to a Product other than a patent right, including rights conferred in the U.S. under the Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), the Orphan Drug Act (21 U.S.C. 360bb(a)(2)(A)), or the FDA Modernization Act of 1997 (21 U.S.C. 355a(b)), or rights similar thereto outside the United States, including in the European Union, European Commission Regulation (EC) No 726/2004 and European Commission Directive 2001/83/EC (as amended).

1.98      “Regulatory Documentation” means: all (a) applications (including all investigational new drug applications (“INDs”)), registrations, licenses, authorizations and approvals (including Marketing Authorizations); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)) relating to a product for treatment, prevention, palliation and cure of human diseases or conditions.

1.99       “Regulatory Filings” means any application for Marketing Authorization, any application for Reimbursement Approval, and any notification or other submission made to or with a Regulatory Authority that is necessary to Develop (including to conduct pre-clinical or clinical trials), use, Manufacture, transport, store or Commercialize a particular product for treatment, prevention, palliation and cure of human diseases or conditions in a particular country or regulatory jurisdiction, whether made before or after receipt of Marketing Authorization in the country or regulatory jurisdiction. The term “Regulatory Filings” includes all amendments and supplements to any of the foregoing and all proposed labels, labeling, package inserts, monographs and packaging.

1.100   “Reimbursement Approval” means with respect to a particular country or regulatory jurisdiction, any pricing and reimbursement approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction for a product for treatment, prevention, palliation and cure of human diseases or conditions in such country or regulatory jurisdiction at the relevant time.

1.101      “Representatives” means the employees, contractors, representatives and agents of the specified Person.

1.102      “Required Patents and Information” means: (a) any Patents Controlled by Iveric (or any of its Affiliates) as of the Effective Date, other than the Product Patent Rights, that Cover or are otherwise necessary for the Exploitation of the Product Candidates or Products; and (b) any Information Controlled by Iveric (or any of its Affiliates) as of the Effective Date, other than the Product Data and Documentation, that is necessary for the Exploitation of Product Candidates or Products.

1.103      “Retained Liabilities” has the meaning set forth in Section 2.3.

1.104      “RHO-adRP” means rhodopsin-mediated autosomal dominant retinitis pigmentosa.

1.105      “ROFR Period” has the meaning set forth in Section 5.3.1.

1.106      “Series Seed Stock” has the meaning set forth in Section 3.2.1.

1.107      “Subsequent Financing Round” means [***].

1.108      “Tax Action” has the meaning set forth in Section 3.7.1.

1.109      “Tail Period” has the meaning set forth in Section 5.3.3(a).

1.110     “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, escheat. lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, and including any tax liability incurred or borne as a result either of being a member of a combined, consolidated, unitary or affiliated group, as a transferee or successor or by contract, by operation of Law or otherwise, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.111      “Transition Work Order” has the meaning set forth in Section 4.1.

1.112      “Trademarks” means trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, brand names and other source identifiers (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing.

1.113      “Third Party” means any Person other than Iveric and Opus and their respective Affiliates.

1.114      “Third Party Initiated Process” has the meaning set forth in Section 5.3.1.

1.115      “Upfront Fee” has the meaning set forth in Section 3.1.

1.116      “U.S.” means the United States of America, its territories and possessions.

1.117      “U.S. GAAP” means U.S. Generally Accepted Accounting Principles, as consistently applied.

1.118      “USD” means U.S. Dollars.

1.119    “Valid Claim” means: (a) a claim of an issued Patent that has not expired or been dedicated to the public, abandoned, disclaimed or rendered unenforceable through disclaimer or otherwise, nor been revoked, held invalid, unpatentable or unenforceable or revoked by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period); or (b) a claim within a pending Patent that has not been pending for more than [***] from the date of its priority filing date and that has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or irretrievably abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken.

1.120      “VAT” has the meaning set forth in Section 3.7.2.

ARTICLE II
PURCHASE AND SALE

2.1         Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Opus hereby purchases from Iveric, and Iveric hereby sells, transfers, conveys, assigns and delivers to Opus, all rights, title and interests in, to and under the Purchased Assets, free and clear of all Encumbrances, effective as of the Effective Date. In furtherance of the foregoing, the Parties agree that, effective as of the Effective Date, “Licensee” under the Assigned License Agreements and “Sponsor” under the BEST1 Sponsored Research Agreements will be deemed to refer to Opus, and Iveric will no longer have any rights or obligations under the Assigned License Agreements and BEST1 Sponsored Research Agreements except as set forth in Section 2.3.

2.2          Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, Opus hereby assumes and agrees to perform, pay, satisfy, or discharge when due, all Liabilities and Obligations relating to the Purchased Assets other than the Retained Liabilities (“Assumed Liabilities”).

2.3        Retained Liabilities. Notwithstanding any other provision in this Agreement to the contrary, Opus shall not assume and shall not be responsible to pay, perform or discharge the following Liabilities and Obligations: (a) any Liabilities and Obligations of Iveric with respect to assets other than the Purchased Assets, including the Excluded Assets; (b) any Indebtedness of Iveric; (c) any Liability for (i) Taxes of Iveric, (ii) Taxes relating to the Purchased Assets or the Assumed Liabilities for any Tax period ending on or prior to the Effective Date or (iii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement which are the responsibility of Iveric; and (d) any other Liabilities and Obligations, of any kind or nature whatsoever (including Liabilities and Obligations relating to labor matters, employment (or consulting services) and employee benefits), to the extent arising out of or relating to Iveric ‘s ownership of the Purchased Assets on or prior to the Effective Date (collectively, the “Retained Liabilities”).

2.4          Purchase Price. As consideration for the Purchased Assets, Opus will make the payments to Iveric set forth in ARTICLE III.

2.5       Confidentiality Obligations. From and after the Effective Date, information regarding the Purchased Assets that was IVERIC Confidential Information under the Confidentiality Agreement will be deemed to be Opus Confidential Information under the Confidentiality Agreement.

2.6        Freedom to Operate License. From and after the Effective Date, Iveric (on behalf of itself and its Affiliates) hereby grants to Opus a worldwide, non-exclusive, fully paid-up, royalty-free, perpetual, irrevocable (except, on a Product Candidate-by-Product Candidate basis, as set forth in Section 5.1.2), transferable (solely in connection with a transfer of the Purchased Assets), sublicensable (through multiple tiers) license, under any Required Patents and Information, to Exploit Product Candidates and Products. Notwithstanding anything to the contrary, the foregoing license set forth in this Section 2.6 is intended to provide Opus a “freedom to operate” license with respect to the Required Patents and Information solely for the Exploitation of Product Candidates and Products and not on a standalone basis or in connection with any other product, process or service. Upon Opus’ request [***], Iveric will provide reasonable cooperation to ensure that Information within subclause (b) of the definition of Required Patents and Information is disclosed to Opus as required for Opus to Exploit Product Candidates and Products.

ARTICLE III
PAYMENTS

3.1        Upfront Fee. On December 27, 2022, Opus will pay to Iveric a one-time, non- refundable, non-creditable fee equal to Five Hundred Thousand USD ($500,000) (the “Upfront Fee”).

3.2          Equity.

3.2.1          As of the Effective Date, Opus will issue to Iveric 2,632,720 shares of series seed preferred stock of Opus, par value $0.00001 per share (the “Series Seed Stock”). Concurrently with this Agreement, the Parties have also entered into the Stock Issuance Agreement attached hereto as Schedule 3.2.1.

3.2.2          [***]

3.2.3          [***]

3.3          Milestones.

3.3.1      Development and Regulatory Milestones. Upon the first achievement by Opus or its Affiliates or Product Licensees of each of the milestone events set forth below with respect to the first IC-100 Product and the first IC-200 Product to achieve each such milestone event during the applicable Earn-out Period, then Opus will pay Iveric the corresponding one-time, non-refundable, non-creditable milestone payment in the amount set forth below:

Milestone Event	Milestone Payment IC-100 Product	Milestone Payment IC-200 Product
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Opus will notify Iveric of the achievement of any such milestone event and pay the corresponding milestone payment amount within [***] after achievement of the applicable milestone event.

3.3.2          Sales Milestones. Upon the first achievement of Annual Net Sales in the amount set forth below with respect to the first IC-100 Product and the first IC-200 Product to achieve each such milestone event, then Opus will pay Iveric the corresponding one-time, non-refundable, non-creditable milestone payment in amount set forth below:

Annual Net Sales	Milestone Payment IC-100 Product	Milestone Payment IC-200 Product
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Opus will notify Iveric of the achievement of any such milestone event and pay the corresponding milestone payment amount within [***] after the end of the Calendar Quarter in which such milestone event was achieved.

3.4          Earn-out.

3.4.1      Earn-out Rate. On a country-by-country and Product-by-Product basis, during the applicable Earn-out Period, Opus will pay to Iveric [***] of Net Sales of such Product in such country. The Parties acknowledge and agree that the earn-out described in the previous sentence is provided as consideration for advancement of the Purchased Assets by Iveric prior to the Effective Date and are not consideration for a license or other right under Patents.

3.4.2      Earn-out Reports; Payments. Within [***] after the end of each Calendar Quarter during the applicable Earn-out Period, Opus will provide to Iveric a report for each country in which Net Sales of any Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: [***]. Opus will pay earn-out payments owed under Section 3.4.1 within [***] after the end of each Calendar Quarter. Such payments will be paid without setoff, counterclaim or deduction.

3.5        Financial Records. Opus will keep, and will require its Affiliates and Product Licensees to keep, complete and accurate books and records relating to this Agreement in accordance with its U.S. GAAP. Opus will keep, and will require its Affiliates and Product Licensees to keep, such books and records for at least [***] following the end of the Calendar Year to which they pertain. Such books of accounts will be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. Such records will be in sufficient detail to support calculations of all payments due to Iveric under this Agreement.

3.6          Audits.

3.6.1      Audit Right. Iveric may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by the Iveric (except one to whom Opus has a reasonable objection) (the “Auditor”) to audit, during ordinary business hours, the books and records of Opus and the correctness of any payment made or required to be made, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Auditor will enter into a confidentiality agreement with Opus obligating the Auditor to be bound by reasonable obligations of confidentiality and restrictions on use with respect any confidential or proprietary information learned by the Auditor.

3.6.2      Limitations. In respect of each audit of Opus’s books and records: (a) Opus may be audited only [***] unless an audit reveals any material underpayment, in which case Iveric may have an addition audit performed in such Calendar Year; (b) no records for any given Calendar Year may be audited more than once (but Opus’s records will still be made available if such records impact another financial year which is being audited); and (c) Iveric will only be entitled to audit books and records of Opus from the [***] prior to the Calendar Year in which the audit request is made.

3.6.3       Audit Notice. In order to initiate an audit for a particular Calendar Year, Iveric must provide written notice to Opus. Iveric will provide Opus with notice of one or more proposed dates of the audit not less than [***] prior to the first proposed date. Opus will reasonably accommodate the scheduling of such audit. Opus will provide such Auditor(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

3.6.4      Payments. If an audit shows any under-reporting or underpayment by Opus, then Opus will promptly remit such underpayment within [***] after receiving the audit report. Further, if an audit for an annual period shows an underpayment by Opus for that period in excess of [***] of the amounts properly determined, then Opus will reimburse Iveric for its out-of-pocket costs in connection with such audit, which reimbursement will be made within [***] after receiving appropriate invoices and other support for such audit-related costs. If an audit shows any over-reporting or overpayment by Opus, then Iveric will promptly refund such overpayment within [***] after receiving the audit report.

3.7          Tax Matters.

3.7.1      Withholding and Indirect Taxes. Except as expressly set forth in this Section 3.7, each Party will pay any and all Taxes levied on account of all payments it receives under this Agreement. Each Party will provide such information and documentation to the other Party as are reasonably requested by such other Party to determine if any withholding Taxes apply to any payments to be made by such other Party under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding Tax under the applicable bilateral income Tax treaty or relevant statutory provision. The Parties understand and agree that it is contemplated that any applicable withholding Tax percentage under this Agreement is 0% (zero percent), however, if a Party believes that it is required to withhold Taxes on a payment to the other Party hereunder, the paying Party will use commercially reasonable efforts to notify the other Party of such determination at least [***] prior to making such payment. To the extent that applicable Laws require that Taxes be withheld with respect to any payments to be made by a Party to the other Party under this Agreement, the paying Party will: (A) deduct those Taxes from the remittable payment; (B) pay the Taxes to the proper taxing authority; and (C) promptly send evidence of the obligation together with proof of Tax payment to the other Party on a reasonable and timely basis following such tax payment. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding anything to the contrary in this Agreement, in the event a Party redomiciles or assigns its rights or obligations under this Agreement in accordance with Section 9.2 (each, a “Tax Action,” and such Party, the “Acting Party”), and, as a result of such Tax Action, the amount of Tax required to be withheld under this Section 3.7.1 in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such Tax that would have been required to have been withheld absent such Tax Action, then any such amount payable to the Non-Acting Party will be adjusted to take into account such withholding Taxes as may be necessary so that, after making all required withholdings or credits, the Non-Acting Party receives an amount equal to the sum it would have received under this Agreement, taking into account applicable Tax rates imposed on such income and any Tax credits available as a result of the withholding or credits, had no such Tax Action occurred (but in no case will any payment under this Agreement be an amount less than the remittable payment due without regard to this Section 3.7.1). The obligation to adjust payments pursuant to the preceding sentence will not apply, however, to the extent such increased withholding tax: (x) would not have been imposed but for a Tax Action taken by the Party receiving the payment subject to withholding under this Section 3.7.1; or (y) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 3.7.1.

3.7.2     Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in this Section 3.7), this Section 3.7.2 will apply with respect to value added Tax or any similar Tax (“VAT”). All amounts agreed by the Parties under this Agreement are exclusive of VAT. If, under applicable Law, any VAT is required to be paid in respect of any supply of goods or services under this Agreement, the Party receiving such supply of goods or services will pay VAT at the applicable rate either: (A) to the other Party; or (B) if provided under applicable Law, directly to the relevant Tax authorities. In each case, the Party providing such supply of goods or services will issue valid VAT invoice to the other Party in respect of the supply of goods or services.

3.7.3      Each Party has provided a properly completed and duly executed IRS Form W-9 to the other Party. Each Party will provide to the other Party, at the time or times reasonably requested by such other Party or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Form W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes, and the applicable payment will be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the paying Party. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions, credits or withholdings under any double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

3.8       Foreign Derived Intangible Income Deduction. Each Party will use commercially reasonable efforts to provide, and to cause its Affiliates, subcontractors, Product Licensees, customers, and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations, including information required to demonstrate the extent to which the Products will be sold, consumed, used, or manufactured outside the United States.

3.9         Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement will be in USD. If any currency conversion will be required in connection with the calculation of amounts payable under this Agreement, such conversion will be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

3.10        Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement will bear interest, to the extent permitted by applicable Law at an annual rate equal to the lesser of: (a) [***]; or (b) the highest rate permitted by applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly; except that, with respect to any disputed payments, no interest payment will be due until such dispute is resolved and the interest which will be payable thereon will be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

3.11       Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Opus (or any of its Affiliates or Product Licensees) to transfer, or have transferred on its behalf, payments owed to Iveric hereunder, Opus will promptly notify Iveric of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Iveric in a recognized banking institution designated by Iveric or, if none is designated by Iveric within a period of [***], in a recognized banking institution selected by Opus or any of its Affiliates or its Product Licensees, as the case may be, and identified in a written notice given to Iveric.

3.12       Prohibitions on Payments. When, in any country, applicable Law prohibits both the transmittal and the deposit of payments based on a percentage of sales in such country, earn-out payments due on Net Sales will be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all earn-out payments that Opus would have been under an obligation to transmit or deposit but for the prohibition will forthwith be deposited or transmitted, to the extent allowable. The Parties will cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 3.12 within a reasonable period of time.

ARTICLE IV
IVERIC COVENANTS

4.1         Technology Transfer; Transition Assistance. Iveric will transfer to Opus all Product Data and Documentation and will use commercially reasonable efforts to complete such transfer within [***] following the Effective Date. Upon reasonable request by Opus during [***] following the Effective Date, Iveric will also: (a) provide Opus or its designee with reasonable technical assistance to transfer the Manufacturing process for the Product Candidates; and (b) provide any other reasonably requested Information and assistance as required in order to transfer technology required for the further Development of the Product Candidates; in each case ((a) and (b)) in the manner and scope set forth in a written statement of work executed by both Parties referencing this Agreement (each a “Transition Work Order”). [***].

4.2        Patent Matters. Within [***] after the Effective Date, Iveric will: (a) transfer the existing, complete patent files for all applicable Product Patent Rights for which Iveric has prosecution control to Opus; (b) file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Opus with respect thereto; (c) give Opus’s patent counsel power of attorney thereto; and (d) otherwise cooperate with Opus in the transfer of all prosecution and maintenance responsibilities relating to the Product Patent Rights for which Iveric had prosecution control prior to the Effective Date.

4.3       Regulatory Documentation. Within [***] after the Effective Date, Iveric will provide to Opus electronic copies of all Regulatory Documentation.

4.4          Manufacturing.

4.4.1       Existing Inventory. As of the Effective Date, Iveric is in possession of the quantities of Product Candidates and other materials set forth in Schedule 4.4.1 (the “Existing Inventory”). As of and from the Effective Date, Opus shall have title to, be responsible for all costs for and bear all risk of loss with the Existing Inventory. To the extent available under the Manufacturing and Storage Agreements, Iveric will pass through to Opus (or exercise on Opus’ behalf) any available warranties and other rights and remedies with respect to the Existing Inventory. NOTWITHSTANDING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.2.2, AS BETWEEN IVERIC AND OPUS THE EXISTING INVENTORY IS PROVIDED “AS IS” WITHOUT ANY WARRANTY OF ANY KIND, AND IVERIC WILL NOT BE RESPONSIBLE FOR ANY DAMAGES ARISING OUT OF OR RELATING TO THE EXISTING INVENTORY.

4.4.2       Manufacturing Agreement. Prior to the Effective Date, Iveric entered into the statements of work under the Manufacturing and Storage Agreements attached to this Agreement as Schedule 4.4.2 with respect to services relating to Manufacture and storage of IC-100 and IC-200 (the “Product Candidate SOWs”). Contemporaneous with the Effective Date, Iveric will use commercially reasonable efforts to partially assign each of the Manufacturing and Storage Agreements to Opus with respect to the Product Candidate SOWs and to the extent necessary under the Azenta Agreement such that Opus may exercise its rights under the Manufacturing and Storage Agreements with respect to the Product Candidate SOWs and as necessary under the Azenta Agreement and enter new statements of work with respect to the Product Candidates as if it were Iveric, [***].

4.5          Noncompetition Covenant.

4.5.1      For a period of five (5) years following the Effective Date, Iveric agrees that it and its Affiliates (excluding an Acquirer) will not, directly or indirectly, clinically Develop, seek Regulatory Approval for or Commercialize any gene therapy product for the treatment of BEST1-Related IRD or RHO-adRP.

4.5.2      Neither Iveric nor any of its Affiliates (excluding an Acquirer) shall directly or indirectly: (a) initiate, request or participate in an interference or opposition proceeding with respect to any of the Product Patent Rights; (b) make, file, maintain or participate in any claim, demand, lawsuit, cause of action or any other administrative, judicial or similar proceeding to challenge the validity, enforceability or patentability of any of the Product Patent Rights; or (c) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any of the Product Patent Rights (in each case, (a), (b) or (c)), other than in response to a threat of an infringement claim by Opus, its Affiliates or any Third Party (including a Product Licensee) making a claim under the Product Patent Rights.

Deliverables. Within [***] following the Effective Date, Iveric will cause to be executed and deliver to Opus the assignment of patent rights document for the Manufacturing Patents in substantially the form set forth in Schedule 4.6.

Debarment. At any time after the Effective Date, if Iveric becomes aware that its representation and warranty in Section 6.1.7 would not be true as of such date, it will promptly notify Opus.

ARTICLE V
OPUS COVENANTS

5.1          Diligence.

5.1.1     Development and Commercialization Efforts. As set forth therein, Opus will, and will cause its Affiliates and Product Licensees to meet the level of diligence required with respect to the Development and Commercialization of IC-200 Product as required pursuant to the IC-200 License Agreement. Opus will deliver to Iveric all reports owed to the Institution Licensors under the Assigned License Agreements. Section 5.1.2 sets forth Iveric’s sole remedy for breach of this Section 5.1.1.

5.1.2     Certain Remedies. If: (a) on a Product Candidate-by-Product Candidate basis, one of the following occurs during the applicable Earn-out Period (i) Opus materially breaches its obligations under Section 5.1.1 with respect to the applicable Product Candidate and such breach, if undisputed, is not cured within [***] after receipt of written notice thereof from Iveric, (ii) the Assigned License Agreements with respect to such Product Candidate are terminated for any reason, or (iii) Opus ceases all efforts to Exploit all Product Candidates for a period exceeding [***], other than, in each case (i) – (iii), for safety reasons or as a result of any breach, gross negligence, or willful misconduct of Iveric or any Institution Licensor; then (b) upon Iveric’s written request provided within [***] after the date that any of the foregoing occurs, the licenses set forth in Sections 2.6 and 5.2 will terminate with respect to such Product Candidate and Product and Opus will (i) assign and otherwise transfer to Iveric (A) all Patents Controlled by Opus or its Affiliates as of such date that Cover Exploitation of the applicable Product Candidate and Product in the applicable country(ies) or region(s), except that Opus will not be required to assign any Patent if an owner thereof has the right to consent to such assignment and declines to give consent despite Opus’ good faith efforts to obtain such consent, (B) all contracts (including license agreements, clinical trial agreements and manufacturing agreements) to which any of Opus or its Affiliates is a party and that are exclusively related to the Exploitation of the applicable Product Candidate and Product, except that Opus will not be required to assign any contract if a counterparty thereto has the right to consent to such assignment and declines to give consent despite Opus’ good faith efforts to obtain such consent, (C) all inventory of the applicable Product Candidates and Product existing at such time, (D) all Information Controlled by Opus or its Affiliates at such time that is exclusively used for the Exploitation of such Product Candidate or Product, and (E) all Regulatory Documentation related to the applicable Product Candidate or Product, and (ii) grant to Iveric a worldwide, fully paid-up, royalty-free, non-exclusive, perpetual, transferable, sublicensable (through multiple tiers) license, under any Patents and Information Controlled by Opus, to Exploit the applicable Product Candidate and Product; notwithstanding anything to the contrary, the foregoing license set forth in this Section 5.1.2(b)(ii) is intended to provide Iveric a “freedom to operate” license with respect to the Exploitation of such Product Candidate and Product and not on a standalone basis or in connection with any other product, process or service. If Iveric elects by providing the above-described written notice to receive such assignment and transfer, Iveric will pay for the cost of the applicable inventory at Opus’s cost of manufacture therefor.

5.2         Discontinuation of Manufacturing Patent. If Opus decides to discontinue preparation, filing, prosecution, protection or maintenance of any Product Patent Right owned by Iveric prior to the Effective Date that Covers Manufacturing of the Product Candidates (each, a “Manufacturing Patent”), Opus will provide Iveric with prompt written notice thereof (in any event, sufficiently in advance of any deadlines to enable Iveric to continue preparation, filing, prosecution, protection or maintenance of such Manufacturing Patent), and Opus will promptly assign the applicable Manufacturing Patent to Iveric upon written request thereof (received within [***]) without further consideration. Opus will sign any documentation requested by Iveric in order to evidence such assignment. In such event, Iveric hereby grants and agrees to grant to Opus a worldwide, fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable (except, on a Product Candidate-by-Product Candidate basis, as set forth in Section 5.1.2), transferable (solely in connection with a transfer of the Purchased Assets), sublicensable (through multiple tiers) license, under the applicable assigned Manufacturing Patent, to Exploit Product Candidates and Products. Notwithstanding anything to the contrary, the foregoing license set forth in this Section 5.2 is intended to provide Opus a “freedom to operate” license with respect to the assigned Manufacturing Patent solely for the Exploitation of Product Candidates and Products and not on a standalone basis or in connection with any other product, process or service.

5.3          Right of First Refusal.

5.3.1      Disclosure of Potential Deal. During the period commencing on the Effective Date and ending on the earlier of (a) the eighth (8th) anniversary of the Effective Date, and (b) the sixth (6th) anniversary of the Effective Date if there has been a Change of Control of IVERIC bio, Inc. (the “ROFR Period”), Opus will provide Iveric with written notice (such notice, a “Deal Disclosure”) in the event that: (y) Opus intends (in good faith and not with an intent to trigger the terms of this Section 5.3) to seek or pursue a Deal (an “Opus Initiated Process”); or (z) Opus receives an unsolicited bona fide proposal or offer from a Third Party relating to a Deal that Opus desires to pursue (a “Third Party Initiated Process”). [***].

5.3.2       Review and Response; Negotiation.

(a)          If the Deal Disclosure is provided as a result of an Opus Initiated Process, the Parties will exclusively negotiate [***] to reach mutually agreeable terms for a Deal involving the same the Product Candidate(s) or Product(s) and geographic territory specified in the Deal Disclosure (the “Proposed Deal”).

(b)         If the Deal Disclosure is provided as a result of a Third Party Initiated Process, the Parties will exclusively [***] to reach mutually agreeable terms for the Proposed Deal. [***].

(c)         During the applicable negotiation period, Opus will provide Iveric and its designees reasonable access to documents and personnel as reasonably requested by Iveric in connection with its due diligence related to the Deal being negotiated.

5.3.3       Negotiation with Third Parties.

(a)         Opus will not solicit any offers for, or enter into any negotiations relating to (other than as permitted under Section 5.3.2(b)), any Deal during the ROFR Period unless: [***]. In such event, for a period of [***] (the “Tail Period”), Opus may (x) negotiate with one or more Third Parties with respect to the Proposed Deal and (y) enter into such a Deal with a Third Party as long as such Deal is not on Less Favorable Terms.

(b)          If Opus desires to enter into a Deal with a Third Party for any Proposed Deal on Less Favorable Terms during the Tail Period, Opus must provide Iveric with written notice. Upon receipt of such written notice, Iveric will have [***] to elect to enter into the Proposed Deal on the terms last offered by Iveric. [***].

ARTICLE VI
REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1         The Parties’ Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

6.1.1      Such Party: (a) is a corporation or other entity duly organized and subsisting under the applicable Laws of its jurisdiction of incorporation or organization; and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

6.1.2      Such Party has the power, authority and legal right, and is free to, enter into and perform its obligations under this Agreement and, in so doing, will not violate or conflict with: (a) any other agreement to which such Party is a party; or (b) any instrument or binding understanding, oral or written, to which such Party is a party or by which it is otherwise bound.

6.1.3     This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms.

6.1.4       Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

6.1.5      The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of applicable Laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way; and (b) do not conflict with, violate, or breach or constitute a default or require any consent (except as required under the Assigned License agreements) under, any applicable Laws or any contractual obligation or court or administrative order by which such Party is bound.

6.1.6      Such Party is neither a party to nor bound by any corporate integrity agreement or similar compliance agreement to which any Governmental Authority or Third Party payor is a counterparty.

6.1.7      None of such Party or any of its Affiliates, in each case with respect to Product, or to such Party’s Knowledge, any of such Party’s officers, shareholders, members, directors, managers, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001), or any other Person described in 42 C.F.R. § 1001.1001(a)(1)(ii) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any applicable laws that govern any Health Care Programs or the health-care industry generally. None of such Party or any of its Affiliates, or any of such Party’s officers, shareholders, members, directors, managers, managing employees or agents is or ever has been: (a) debarred, excluded or suspended from participating in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f); (b) debarred from submitting applications to the FDA under 21 U.S.C. § 335a(k); (c) disqualified from conducting clinical trials or related activities under 21 C.F.R. §§321.70 or 812.119 or the FDA’s Application Integrity Policy; (d) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any “federal health care program” requirement or Health Care Law; (e) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs; or (f) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

6.1.8    Such Party has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

6.2        Iveric’s Representations and Warranties. Iveric hereby represents and warrants to Opus that, except as set forth in Schedule 6.2 (the “Disclosure Schedule”), as of the Effective Date:

6.2.1       the Product Patent Rights listed in Section 6.2.1 of the Disclosure Schedule constitute all of the Patents Controlled by Iveric or any of its Affiliates as of the Effective Date that Cover Exploitation of any Product Candidate in any country or region;

6.2.2      (a) Iveric owns the Existing Inventory, free and clear of all Encumbrances that would have a material adverse effect on the transactions contemplated by this Agreement; and (b) to Iveric’s Knowledge, the cGMP material within the Existing Inventory is (i) usable for Exploitation of the applicable Product Candidate in the manner conducted by Iveric as of the Effective Date and (ii) conforms in all material respects to the specifications established therefor;

6.2.3      Iveric is the sole and exclusive owner of, or otherwise Controls, the Purchased Assets, all of which are free and clear of any Encumbrances, except such Encumbrances that do not adversely affect or diminish Opus’s ability to Exploit the Product Candidates;

6.2.4      to Iveric’s Knowledge: (a) the Product Patent Rights are valid and enforceable Patents; (b) no Third Party has challenged or threatened in writing to challenge the extent, ownership, validity or enforceability of any Product Patent Right; and (c) nothing has been done or omitted to be done which would justify cancellation, rectification or other modification of a registration of any of the Product Patent Rights; (d) no Third Party is infringing any Product Patent Right; and (e) with respect to all applicable Product Patent Rights for which Iveric has prosecution control, have been filed and maintained in accordance with applicable Law, including (i) payment of all applicable fees applicable thereto on or before any final due date for payment and (ii) presenting all material references, documents and information to the relevant patent office in respect of such Patent to the extent required by such patent office;

6.2.5      to Iveric’s Knowledge, there is no: (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the Knowledge of Iveric, threatened in a received writing, against Iveric; or (b) judgment or settlement against or owed by Iveric; in each case in connection with Purchased Assets; and

6.2.6      the Assigned License Agreements, Manufacturing and Storage Agreements, and BEST1 Sponsored Research Agreements are each valid, enforceable, and binding on the parties thereto, and Iveric has provided true, accurate, and complete copies thereof to Opus;

6.2.7      Iveric has complied in all material respects with its obligations under the Assigned License Agreements, Manufacturing and Storage Agreements, and BEST1 Sponsored Research Agreements; and, to Iveric’s Knowledge, no circumstances exist that would give rise to a right by a counterparty under the Assigned License Agreements, Manufacturing and Storage Agreements, or BEST1 Sponsored Research Agreements to terminate any such agreement;

6.2.8      (a) the Purchased Assets (i) constitute all of the assets, rights and properties of Iveric and any of its Affiliates used exclusively for Exploitation of any Product Candidate, and (ii) are sufficient to conduct the Exploitation of the Product Candidates in all material respects as currently conducted by Iveric; and (b) Catalent Maryland, Inc., does not possess any Designated Equipment (as defined in the Catalent MSA);

6.2.9      Iveric is and has been in compliance in all material respects with and is not and has not been in default under or in violation of any Laws, in each case, as applicable to the Purchased Assets or the Exploitation of the Product Candidates;

6.2.10     (a) all pre-clinical studies that resulted in or generated Product Data and Documentation have been (and are as of the Effective Date being) conducted in compliance in all respects with the required experimental protocols, procedures and controls and in all material respects with applicable good laboratory practice and good clinical practice standards, human subject protection and animal welfare standards, environmental impact standards, and all applicable Laws, provided that the representation in this subclause (a) is made to Iveric’s Knowledge with respect to studies conducted by Third Parties; (b) none of the studies, tests, development or trials performed by Iveric or its Affiliates prior to the Effective Date, and to Iveric’s Knowledge no information regarding the conduct of the studies or the qualifications or financial interests of the individuals conducting the studies, reasonably calls into question the reliability or results of the preclinical studies, tests, development and trials conducted by or on behalf of Iveric with respect to any Product Candidate prior to the Effective Date; (c) Iveric has not received any written or oral notices or other correspondence from any Regulatory Authority or other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of Iveric with respect to any Product Candidate; (d) the Product Data and Documentation was not generated through the conduct of any clinical trial; and (e) other than as previously provided to Opus, no material written correspondence between Iveric and any Regulatory Authority exists with respect to any Product Candidate; and

6.2.11     Iveric is solvent and has sufficient assets to undertake its obligations hereunder.

ARTICLE VII
INDEMNIFICATION

7.1         Iveric Indemnity. Iveric will defend and hold harmless Opus and its Affiliates, successors and permitted assignees and each of its and their respective Representatives (collectively, the “Opus Indemnitees”) from and against any claim, suit, action, demand or other proceeding (each, a “Claim”) brought against one or more Opus Indemnitees by a Third Party arising out of or resulting from: (a) the Excluded Assets or Retained Liabilities; (b) any inaccuracy in or breach of any of the representations or warranties of Iveric contained in this Agreement; (c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Iveric or its Affiliates pursuant to this Agreement; or (d) the gross negligence or willful misconduct of Iveric or any Iveric Indemnitee. In addition, Iveric will indemnify the Opus Indemnitees for and pay all Damages finally awarded or agreed to as part of a settlement of any of the foregoing Claims or enforcement of this Section 7.1. Notwithstanding the foregoing, Iveric will have no responsibility under this Section 7.1 to the extent such Claims and Damages result from any of Opus’s or any Opus Indemnitee’s gross negligence, willful misconduct, or breach of this Agreement.

7.2         Opus Indemnity. Opus will defend and hold harmless Iveric and its Affiliates, successors and permitted assignees and each of its and their respective Representatives (collectively, the “Iveric Indemnitees”) from and against any Claim brought against one or more Iveric Indemnitees by a Third Party arising out of or resulting from: (a) the Exploitation of Product by Opus, its Affiliates or Product Licensees (including through their respective distributors and Representatives) after the Effective Date, including (i) death or personal injury related to the use of Product or (ii) any statements, representations or submissions made by Opus, its Affiliate, or Product Licensee to any Regulatory Authority concerning or related to Product or any Marketing Authorization; (b) any inaccuracy in or breach of any of the representations or warranties of Opus contained in this Agreement; (c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Opus or its Affiliates pursuant to this Agreement; (d) any failure of Opus or any Opus Indemnitee to comply with its obligations (including payment obligations) under the Manufacturing and Storage Agreements for services provided thereunder to Opus or such Opus Indemnitee following assignment of such agreement to Opus; or (e) the gross negligence or willful misconduct of Opus or any Opus Indemnitee. In addition, Opus will indemnify Iveric Indemnitees for and pay all Damages finally awarded or agreed to as part of a settlement of any of the foregoing Claims or enforcement of this Section 7.2. Notwithstanding the foregoing, Opus will have no responsibility under this Section 7.2 to the extent such Claims and Damages result from any of Iveric’s or any Iveric Indemnitee’s gross negligence, willful misconduct, or breach of this Agreement.

7.3          Indemnification Procedure.

7.3.1      Notice; Election of Control by Indemnitor. Each Party (in such capacity, inclusive of each indemnified party with respect to such Party, “Indemnitee”) will notify the responsible Party pursuant to Section 7.1 or 7.2 (in such capacity “Indemnitor”) in the event Indemnitee becomes aware of a Claim for which Indemnitee seeks defense or indemnification pursuant to pursuant to Section 7.1 or 7.2; provided, that any delay or failure to promptly provide any such notice will not relieve Indemnitor of its obligations except to the extent that Indemnitor is actually prejudiced in its ability to defend the Claim by such delay or failure. Indemnitor and Indemnitee may promptly meet to discuss how to respond to any Claims. At its option, Indemnitor may assume the defense of any Claim for which it is responsible under Section 7.1 or 7.2 with competent counsel free of any material and unwaivable conflict of interest with Indemnitee by giving written notice (a “Defense Election Notice”) to Indemnitee within thirty (30) days after its receipt of Indemnitee’s notice set forth above (the “Election Time Period”), in which case Indemnitor will be solely obligated to satisfy and discharge the claim in full. If Indemnitor does not deliver a Defense Election Notice to Indemnitee during the applicable Election Time Period, Indemnitee will have the right to assume responsibility for and control such defense and, without limiting Indemnitor’s obligations under Section 7.1 or 7.2, Indemnitor will reimburse Indemnitee for all costs and expenses and other Damages, including reasonable attorneys’ fees, incurred by Indemnitee in undertaking such defense.

7.3.2      Appointment of Counsel; Responsibility for Expenses. Upon assuming the defense of a Claim in accordance with this Section 7.3, Indemnitor will appoint competent counsel free of any material, unwaivable conflict of interest with Indemnitee in the defense of the Claim. Should Indemnitor assume and continue the defense of a Claim, except as otherwise set forth in this Section 7.3, Indemnitor will not be liable to Indemnitee for any legal expenses subsequently incurred by such Indemnitee after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Claim. Without limiting this Section 7.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at Indemnitee’s own cost and expense unless: (a) the engagement thereof has been specifically requested by Indemnitor in writing; or (b) Indemnitor has failed to assume and actively further the defense and engage counsel in accordance with this Section 7.3 (in which case Indemnitee will control the defense). If any of the foregoing (a) though (b) apply, Indemnitor will reimburse Indemnitee’s costs and expenses in defending or settling the Claim arising with respect thereto.

7.3.3       Consent Judgments and Settlements.

(a)         Indemnitor will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as Indemnitor, in its reasonable discretion, will deem appropriate provided that such settlement and judgment: (a) includes a complete and unconditional release of Indemnitee from all liability; (b) does not contain any admission of fault by, or impose any liability or obligation on, Indemnitee; and (c) Indemnitor is solely responsible for, and will timely pay, any amounts payable pursuant to such judgement or settlement. With respect to all other entries of judgment, entries into settlements or other dispositions of Claims or Damages in for which Indemnitor has assumed the defense in accordance with this Section 7.3, Indemnitor will only have authority to consent to the entry of such judgment, entry into such settlement or such other disposition of Damages if it has obtained the Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(b)         If Indemnitor has assumed the defense of the Claim in accordance with this Section 7.3 (and continues to maintain control of such defense pursuant to this Section 7.3), Indemnitor will not be liable for any settlement or other disposition of any Damages by Indemnitee that is reached without the prior written consent of Indemnitor. If Indemnitor chooses to defend or prosecute any Claim, Indemnitee will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses including to the extent possible, former employees and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Claim. Such cooperation will include access during normal business hours afforded to Indemnitor to, and reasonable retention by Indemnitee of, records and information that are reasonably relevant to such Claim, and making Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Indemnitor will reimburse Indemnitee for all its reasonable out of pocket expenses incurred in connection with such cooperation.

7.4          Limitation of Liability; Exclusion of Damages; Disclaimer.

7.4.1      EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATION UNDER SECTION 7.1 OR SECTION 7.2, AND WITHOUT LIMITING THE LIABILITY OF A PARTY FOR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (INCLUDING WILLFUL BREACH), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, DIMINUTION OF VALUE, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON PERFORMANCE HEREUNDER.

7.4.2      IN NO EVENT WILL IVERIC’S MAXIMUM AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED [***]; PROVIDED THAT THE FOREGOING LIMITATIONS WILL NOT APPLY TO (a) LIMIT IVERIC’S LIABILITY WITH RESPECT TO THE EXCLUDED ASSETS AND RETAINED LIABILITIES; AND (b) LIMIT IVERIC’S LIABILITY FOR (i) ANY DAMAGES RESULTING FROM IVERIC’S OR ITS AFFILIATES’ FRAUD, INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT (INCLUDING WILLFUL BREACH), (ii) IVERIC’S OR ANY OF ITS AFFILIATE’S BREACH OF SECTION 4.5, OR (iii) IVERIC’S INDEMNIFICATION OBLIGATION UNDER SECTION 7.1(a) or (d).

7.4.3     Other Limitations. Opus acknowledges, on behalf of itself and its Affiliates, that: (a) it has had the opportunity to obtain information about Product in order to evaluate the risks associated therewith; (b) it has made its own independent assessment and evaluation of the prospects and future performance of Product; (c) in making its decision to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby Opus has relied solely upon its own investigation and the express representations and warranties of Iveric set forth in ARTICLE VI (as qualified by the Disclosure Schedule); (d) neither Iveric nor any other Person has made any representation or warranty as to Product, the Product Data and Documentation, this Agreement or the rights acquired hereunder or the transactions contemplated hereby, except as expressly set forth in ARTICLE VI (as qualified the Disclosure Schedule); and (e) as of the Effective Date, neither Opus nor any of its Affiliates has any Knowledge that Iveric has breached or otherwise failed to comply with any of its representations, warranties, covenants or obligations set forth herein. In furtherance and not in limitation of the foregoing, Opus and its Affiliates are relinquishing any right to any claim based on the inaccuracy or breach of any representation, warranty, covenant or obligation to the extent Opus had Knowledge of such inaccuracy or breach (or Knowledge of a factual basis for such inaccuracy or breach) as of the Effective Date. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING ANY SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD-PARTY RIGHTS.

ARTICLE VIII
DISPUTE RESOLUTION

8.1         Resolution by Executives. Any controversy or claim arising out of or relating to this Agreement, including the breach, termination or validity thereof (“Dispute”), will first be referred to the Parties’ respective Executive Officers, and such Executive Officers will attempt in good faith to resolve such dispute within [***]. The Party claiming a Dispute will notify the other Party in writing of the Dispute, which will trigger the [***] period for amicable resolution. If the Executive Officers are unable to resolve such Dispute within such [***] period, the Dispute will be referred to binding arbitration pursuant to Section 8.2.

8.2         Arbitration. Any Dispute that remains following the period set forth in Section 8.1 above, including any questions of arbitrability, will be finally resolved by binding arbitration administered by the administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (“AAA Rules”).

8.2.1      Number of Arbitrators. Disputes will be resolved by [***] arbitrators. Each Party will appoint [***]. If a Party fails to appoint an arbitrator within [***] of the commencement of the arbitration, such appointment will be made by the AAA. The [***] arbitrators appointed in accordance with the preceding sentences will appoint the [***] arbitrator, who will be the chairperson of the tribunal. If the [***] arbitrators fail to appoint the [***] arbitrator within [***] of the appointment of the [***] of the arbitrators, the appointment of the [***] arbitrator will be made by the AAA.

8.2.2      Seat of Arbitration & Language. The place, or legal seat of arbitration, will be New York, New York, and the language of the arbitration will be English.

8.2.3     Interim Measures & Damages. The arbitrators will have the power to grant any interim or provisional measures that the arbitrators deem appropriate, including, but not limited to, injunctive relief and specific performance, and any interim or provisional measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction as a final award. Nothing herein, however, will authorize the arbitrators to act as amiable compositeurs or to proceed ex aequo et bono. Each Party hereto retains the right to seek interim measures from a judicial authority or competent jurisdiction, and any such request will not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The arbitrators will be bound by the limitations set forth in Sections 7.4 in awarding damages.

8.2.4      Cost Awards. The arbitrators will have the right (but will not be obligated to) award the prevailing Party, if any as determined by the arbitrators, its reasonable costs, including reasonable attorneys’ fees. Judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

8.2.5     Confidentiality. No information concerning an arbitration, beyond the names of the Parties, their counsel or the relief requested, may be unilaterally disclosed to a Third Party by any Party, unless required by applicable Law. Any documentary or other evidence given by any Party or witness in any arbitration will be treated as confidential by any Party whose access to such evidence arises exclusively because of its participation in the arbitration, and will not be disclosed to any Third Party (other than a witness or expert), except as may be required by applicable Law. Any Party who commences any judicial proceeding in connection with an arbitration initiated hereunder will endeavor to have the judicial record of any such proceeding sealed to the extent permitted by applicable Law. This Section 8.2.5 will not be interpreted to preclude a Party from seeking to enforce an arbitral award in any court of competent jurisdiction.

ARTICLE IX
GENERAL PROVISIONS

9.1        Governing Law. This Agreement and any obligations arising out of or in connection with it will be governed by and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles thereof and excluding the United National Convention on Contracts for the International Sales of Goods. Subject to ARTICLE VIII, each of the Parties hereby irrevocably commit to the sole jurisdiction of the state and federal courts sitting in the State of New York, and irrevocably waives any objection at any time to the laying or maintaining of the venue in any of the specified courts.

9.2        Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates. This Agreement may not be assigned or otherwise transferred by either Party (including by transfer of sale of all or any portion of such Party’s assets, equity or business) without the prior written consent of the other Party; provided, however, that, notwithstanding anything to the contrary in this Agreement: (a) either Party may, without such consent, assign this Agreement, together with all of its rights and obligations hereunder, to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a merger or consolidation or similar transaction, subject to the assignee agreeing to be bound by the terms of this Agreement; and (b) nothing herein will prevent Opus from assigning its rights in the Purchased Assets. Any purported assignment in violation of the preceding sentences in this Section 9.2 will be void. Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.

9.3       Headings; Rules of Construction. Headings are inserted for convenience and will not affect the meaning or interpretation of this Agreement. Each Party agrees that this Agreement will be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Except as otherwise explicitly specified to the contrary in this Agreement: (a) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof; (b) references to a section or Schedule means a section of, or Schedule to, this Agreement; (c) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender; (d) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (e) references to a rule, statute or regulation (including CPR rules and procedures) include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time; (f) references to a particular governmental authority include any successor agency or body to such governmental authority; (g) references to “dollars” or “$” means USD; and (h) unless the context clearly requires otherwise, when used herein “or” will not be exclusive (i.e., “or” will mean “and/or”).

9.4        No Implied Waiver. No waiver of any default hereunder by either Party or any failure to enforce, or delay in enforcing, any rights hereunder will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

9.5        Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email, addressed as follows.

If to Iveric:	IVERIC bio, Inc.
Attention: [***]
Email: [***]

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: [***]
Email: [***]

If to Opus:	Opus Genetics Inc.
8 Davis Drive
Durham, NC 27709
Attention: [***]
Email: [***]

with a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300 Raleigh, NC 27601
Attention: [***]
Email: [***] and [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally recognized overnight courier; or (c) on the fifth Business Day following the date of mailing, if sent by mail.

9.6        Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable Laws, but, if any term or provision of this Agreement is held to be invalid or unenforceable under applicable Laws, such term or provision will be invalid and ineffective only to the extent of such invalidity or unenforceability, without invalidating or making unenforceable the remainder of this Agreement. In the event of such invalidity or unenforceability, the Parties will use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of the Agreement.

9.7         Entire Agreement. This Agreement, the Stock Issuance Agreement, the Assignment Consent Agreement by and among Iveric, Opus and the Institution Licensors for the assignment of the IC-100 License Agreement, dated as of the date hereof, the Assignment Consent Agreement by and among Iveric, Opus and the Institution Licensors for the assignment of the IC-200 License Agreement, dated as of the date hereof, and the Assignment Consent Agreement by and among Iveric, Opus and The University of Florida Research Foundation, Incorporated for the assignment of the IC-100 Short Promoter License Agreement, dated as of the date hereof constitutes the entire agreement between the Parties and will cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof; excluding the Confidentiality Agreement, which will survive in accordance with it terms.

9.8        Amendment; Waiver. Any amendment or modification to this Agreement will only be made in writing and will only be valid when signed by each Party. No term or provision of this Agreement, including the Parties’ respective obligations, may be waived except by a writing signed by the Party against which such waiver is sought to be enforced.

9.9         Counterparts. This Agreement may be executed in more than one (1) counterpart (including by electronic transmission), each of which will be deemed an original, but all of such counterparts taken together will constitute one and the same agreement.

9.10       Agency. Neither Party is, nor will be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

9.11        Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to effectuate the assignment of the Purchased Assets and to carry out the purpose and intent of this Agreement. Following the Effective Date, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. Without limiting the generality of the other provisions hereof, if at any time or from time to time after the Effective Date any Party (or any Affiliate thereof) shall discover that it is in possession of an asset or Liability and Obligation that is allocated to another Party (or any of its Affiliates) pursuant to this Agreement or any agreement or other instrument delivered pursuant hereto, such first Party shall promptly notify the other Party and shall use commercially reasonable efforts to deliver, transfer and make available, at such other Party’s expense, such asset or Liability and Obligation to the other Party (or Affiliate thereof) to which such asset or Liability and Obligation is otherwise allocated hereunder.

9.12     Compliance with Laws. Each Party will comply with all applicable Laws in performing its obligations and exercising its rights hereunder, including all applicable Laws relating to the export, re export or other transfer of any Information transferred pursuant to this Agreement.

9.13        Press Release. Neither Party, nor any of its Affiliates, shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that (a) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system and (b) either Party may make subsequent public disclosure of the contents of any such issued press release or public statement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

IVERIC bio Gene Therapy LLC

By:	/s/ Tony Gibney
Name:	Tony Gibney
Title:	Chief Business and Strategy Officer

[Signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Opus Genetics Inc.

By:	/s/ Ben Yerxa
Name:	Ben Yerxa
Title:	CEO

[Signature page to Asset Purchase Agreement]

Schedule 1.41
Excluded Assets

[***]

1.41-1

Schedule 1.51
IC-100

[***]

1.51-1

Schedule 1.56
IC-200

[***]

1.56-1

Schedule 3.2.1
Stock Issuance Agreement

[***]

3.2.1-1

Schedule 4.4.1
Existing Inventory

[***]

4.4.1-1

Schedule 4.4.2
Product Candidate SOWs

[***]

4.4.2-1

[***]

4.4.2-2

Schedule 6.2
Disclosure Schedule

[***]

6.2-1